May 3, 2018
Securities and Exchange Commission
 Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Allianz Life Insurance Company of North America and, under the date of March 29, 2018, we reported on the consolidated financial statements of Allianz Life Insurance Company of North America as of and for the years ended December 31, 2017 and 2016. As of the date of our audit report, the auditor-client relationship with KPMG LLP ceased and we were dismissed. We have read Allianz Life Insurance Company of North America's statements included under Item 11(i) of its Form S-1 dated May 3, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Allianz Life Insurance Company of North America's stated reason for changing principal accountants, we are not in a position to agree or disagree with Allianz Life Insurance Company of North America's statement that the change was approved by the board of directors, and we are not in a position to agree or disagree with Allianz Life Insurance Company of North America's statement that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Allianz Life Insurance Company of North America's consolidated financial statements.

Very truly yours,
/s/ KPMG LLP